Exhibit 99.1

Spherix Names Tim S. Ledwick, CPA, to Board of Directors

- Adds Significant Accounting and Capital Markets Experience -

BETHESDA, MD, July 14, 2015 /Accesswire/ -- Spherix Incorporated (Nasdaq: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that Tim S. Ledwick, CPA, has been named as an independent Director to the Company’s Board of Directors. Mr. Ledwick replaces Alexander Poltorak who is stepping down as a Director. Spherix has five directors, four of whom are independent.

Mr. Ledwick is a proven chief financial officer, with experience serving both public and private equity backed companies. He brings a solid track record of leading companies in capital markets activities, including IPO and follow on offerings in both the debt and equity markets.

He currently serves as CFO of Management Health Solutions, a private equity backed provider of healthcare services and software solutions based in Fairfield, Conn. In this role, he developed the company’s first annual budget process, forecasting and revised reporting, in addition to establishing contracting and pricing policies to meet the company’s accounting and liquidity needs. Mr. Ledwick also currently serves as an independent director, and as chair of the audit committee, for Telkonet, Inc., (OTC BB: TKOI), a publicly traded company and creator of the EcoSmart platform of intelligent automation solutions integrated to optimize energy efficiency, guest comfort and data analytics in support of the emerging Internet of Things (IoT).

Previously, he served as a consultant, providing CFO services for a $150 million workforce solutions firm as well as a mortgage banking firm, and as a Special Advisor to The Dellacorte Group, a middle-market financial advisory firm focusing on transactions between $100 million and $1 billion. From 2002 to 2006, Mr. Ledwick served as a Director, Executive Vice President and Chief Financial Officer of the Dictaphone Corporation, a leading international provider of healthcare and call center software solutions based in Stratford, Conn. He holds a Master of Science degree in Finance from Fairfield University and a Bachelor of Science degree in Accounting from George Washington University. He is a Certified Public Accountant and received the “Gold Medal Certificate” for achieving the highest combined score in the CPA Exam in the State of Connecticut. Mr. Ledwick is a member of the Connecticut Society of Certified Public Accountants and the AICPA.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “Tim will immediately strengthen our Board and provide valuable financial, strategic and capital markets insight to our organization. We are excited to add a proven executive like Tim to our Board.”

Mr. Ledwick added, “Spherix has assembled a compelling portfolio of premier technology patents, and has a diverse, multi-faceted strategy for monetizing this intellectual property. I am excited to join the company and look forward to helping the company unlock shareholder value.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com